EXHIBIT 10.3

FOURTH AMENDMENT OF THE
ST. JUDE MEDICAL, INC. MANAGEMENT SAVINGS PLAN

THIS INSTRUMENT, amending the St. Jude Medical, Inc. Management Savings Plan (the “Plan”) is adopted by St. Jude Medical, Inc., a Minnesota corporation, (the “Employer”) and is effective as of January 1, 2015.

RECITALS

WHEREAS, the Employer has heretofore established and maintains (the “Plan”) as a nonqualified deferred compensation plan that is currently embodied in a document dated as of January 1, 2008, which Plan has been amended from time to time; and

WHEREAS, the Plan Administration Committee has approved certain changes to the design of the Plan, which changes, as approved, are set forth in this Instrument; and

WHEREAS, the Plan Administration Committee has authorized management of the Employer to execute this Instrument;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The definition of “Account” in Article 1 of the Plan is amended to read as follows:

“Account” or “Accounts” means the separate notional or bookkeeping account or accounts established and maintained for a Participant representing separate unfunded and unsecured general obligations of the Company with respect to a Participant under the Plan and to which are credited amounts pursuant to Article 4. For amounts deferred or credited with respect to compensation earned prior to January 1, 2015, a Participant’s Account or Accounts shall consist of a Deferred Compensation Account, a Discretionary Amount Account and a Matching Amount Account, and any references to Account or Accounts in Sections 7.1 to 7.2(a), (b) and (d) shall mean only the preceding Accounts. For amounts deferred or credited with respect to compensation earned beginning on or after January 1, 2015, pursuant to Sections 4.2, 4.3 and 4.4, a Participant’s Account or Accounts shall consist of up to two (2) Retirement/Termination Accounts and up to five (5) Specified Date Accounts and any references to Account or Accounts in this Plan, in particular, Sections 7.7 and 7.8 shall mean only the Retirement/Termination Accounts and Specified Date Accounts.”

2.	Article 1 of the Plan is amended to add the following new definitions:

(1)
“Entry Date” means the first day of the next Plan Year, except that, with respect to a newly eligible individual described in Section 3.2, Entry Date means the first day of next calendar quarter, with respect to the compensation earned beginning with the first payroll period after the Entry Date, or such other date as the Compensation Committee may designate with respect to an eligible individual or group of individuals to become a Participant or Participants in this Plan, provided that such Participant shall be permitted a period of up to 30 days after the date of eligibility to make an election to defer.

(2)
“Retirement/Termination Account” means the Account(s) established and maintained for a Participant to reflect amounts payable upon the Participant’s Separation from Service that are attributable to Deferral Election Forms taking effect on or after January 1, 2015, and Matching Amounts and Discretionary Amounts made with respect to Plan Years beginning on or after January 1, 2015. A Retirement/Termination Account shall automatically be established for each Participant as of January 1, 2015, to be known as the Participant’s Primary Retirement/Termination Account. A Participant may at any time elect to establish one additional Retirement/Termination Account, to be known as the Participant’s Secondary Retirement/Termination Account.

(3)
“Specified Date Account” means the Account(s) established and maintained for a Participant to reflect amounts that are payable at a specified future date prior to the Participant’s Separation from Service that are attributable to Deferral Election Forms taking effect on or after January 1, 2015. A Participant may establish no more than five Specified Date Accounts.

3.	The first sentence of Section 3.2 of the Plan is amended to read as follows:

“An individual shall become a Participant as of the first Entry Date following the date the individual is determined to be eligible to participate in the Plan under Section 3.1, provided the individual properly elects to participate in the Plan by completing an enrollment form by the Entry Date under a procedure acceptable to the Plan Administration Committee and in accordance with Section 4.2(d).”

4.	The third sentence in Section 4.1 of the Plan is amended to read as follows:

“For each Plan Year, a Participant may elect to defer up to 80% of Eligible Compensation, and up to 100% of any Commissions, any Bonus Award earned with respect to that Plan Year and amounts pursuant to the MICP earned with respect to that Plan Year.”

5.	The first sentence of subsection (e) of Section 4.2 of the Plan is deleted and replaced with the following:

“The Participant may make an initial election, on the Deferral Election Form on which the Participant elects to defer amounts under Section 4.1 for periods beginning on and after January 1, 2015, indicating the manner in which such deferred amounts will be allocated among the Primary Retirement/Termination Account, the Secondary Retirement/Termination Account, and/or one or more Specified Date Accounts, as well as the form of distribution applicable to each such Account. Such election must be made within the time period specified in Section 4.2. If the Participant does not specify the Accounts to which amounts deferred under Section 4.1 will be allocated, such amounts will be allocated to the Primary Retirement/Termination Account. If a Participant fails to elect a form of distribution for any Account, the form of distribution shall be a lump sum payment.”

6.	Section 4.3 of the Plan is amended to add at the end thereof the following:

Amounts contributed under this Section 4.3 with respect to compensation earned on and after January 1, 2015 will be credited to the Primary Retirement/Termination Account and distributed in accordance with the time and form of distribution under Section 7.7 as elected by the Participant for that Account on the initial Deferral Election Form. If the Participant fails to elect the time and form of distribution for the Primary Retirement/Termination Account, it shall be paid in a single lump sum.

7.	Section 4.4 of the Plan is amended to add at the end thereof the following:

Amounts contributed, if any, under this Section 4.4 with respect to compensation earned on and after January 1, 2015 will be credited to the Primary Retirement/Termination Account and distributed in accordance with the time and form of distribution under Section 7.7 as elected by the Participant for that Account on the initial Deferral Election Form. If the Participant fails to elect the time and form of distribution for the Primary Retirement/Termination Account, it shall be paid in a single lump sum.

8.	Article 7 of the Plan is amended to add at the end thereof new Sections 7.7, 7.8 and 7.9 to read as follows:

7.7    Retirement/Termination Accounts. Subject to Section 7.2(f), a Participant’s Retirement/Termination Accounts shall be distributed in or beginning in the calendar quarter following his or her Separation from Service, based on the value of the Account(s) determined under Section 5.2(d). Payment of the Retirement/Termination Account shall be made in a single lump sum, unless: (i) the Participant elects on the Deferral Election Form with which such Account was established to have such Account paid in quarterly installments over two to fifteen years, and (ii) the Participant has completed a five or more Years of Service at the time of his or her Separation from Service and the value of his or her Vested Accounts under this Article 7 exceeds $25,000. Except as provided in Section 7.2(c) and (e) and Section 7.3, once the distribution of the amount payable to the Participant under the Plan has commenced pursuant to this Section 7.7, the form and manner of the distribution shall not be modified, altered, or revoked for any reason including the reemployment of the Participant following a Separation from Service.
7.8    Specified Date Accounts. A Participant’s Specified Date Accounts shall be distributed in January of the year specified by him or her in the Deferral Election Form with which the Account was established, based on the value of the Account(s) determined under Section 5.2(d). The specified year must be at least 2 years from the last day of the Plan Year for which the amount has been credited to the Account. Payment of the Specified Date Account shall be made in a single lump sum, unless the Participant elects on the Deferral Election Form with which such Account was established, to have such Account paid in two to five annual installments; provided, however, that, unless the Participant elects a Specified Date Account be distributed under the Primary Retirement/Termination Account in accordance with Section 4.2(e), any balance remaining in a Specified Date Account as of a Participant’s Separation from Service shall be distributed in a single lump sum. A Participant may change the form or timing of payment elected for a Specified Date Account, provided such modification complies with the following requirements:

(a)
Time of Election. The date on which a modification election is submitted to the Plan Administration Committee must be at least 12 months prior to the date on which payment is scheduled to commence from an Account.

(b)
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified election must be no earlier than five years after the date payment would have commenced under the original election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code §409A and regulations and guidance promulgated thereunder.

(c)	Effective Date. A modification election submitted in accordance with this Section 7.8 is irrevocable upon receipt by the Plan Administration Committee and becomes effective 12 months after such date.

(d)
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the form or time of payment of any other Accounts.

7.9.    Rules Applicable to Installment Payments. If a Participant has elected to receive installment payments from a Retirement/Termination and Specified Date Account pursuant to Sections 7.7 and 7.8, quarterly or annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each quarterly or annual anniversary thereof until the number of elected installment payments has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account balance as of the valuation date and (b) equals the remaining number of installment payments. For purposes of Section 7.7 and 7.8, installment payments will be treated as a single form of payment.

IN WITNESS WHEREOF, St. Jude Medical, Inc. has caused this Fourth Amendment to be executed by its officer, effective as of the dates specified herein.

ST. JUDE MEDICAL, INC.

Date     September 10, 2014             By     /s/ Angela Craig

Its Vice President, Global Human Resources

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